SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to ss.240.14a-12

FINANCIAL INDUSTRIES CORPORATION

Name of Registrant as Specified In Its Charter

John A. Fibiger and David Porter (Improve FIC)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☐ Payment of Filing Fee (Check the appropriate box):

☒ No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid::

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEWS RELEASE

Contacts:
Improve FIC
904 West Avenue, Suite 100
Austin, Texas 78701
(512) 479-6777

JANUARY 16, 2007 ADJOURNMENT OF FINANCIAL INDUSTRIES CORPORATION MEETING SET

Austin, TX, January 4, 2007 - On December 29, 2006, Financial Industries Corporation (“FIC”) (PINKSHEETS: FNIN) issued a notice announcing that the adjournment of FIC’s December 6, 2006 Annual Meeting of Shareholders will be held on Tuesday, January 16, 2007 at 10:00 a.m., local time, at the Renaissance Austin Hotel, 9721 Arboretum Blvd, Austin, Texas.

Improve FIC, a committee of concerned shareholders of FIC, encourages FIC shareholders to join many of their fellow shareholders in voting for Improve FIC’s slate of director nominees at the meeting.

Most FIC shareholders hold their shares in “street name” through a broker or bank. “Street name” holders are advised that they can vote their shares in one of three ways:

(1)
Completing and returning the voting instruction card sent to them by their broker or bank. “Street name” holders who do not receive such a voting instruction card should contact their broker or bank immediately.

(2)
Voting via telephone or the internet using the telephone and internet voting instructions sent to them by their broker or bank. These instructions should accompany the voting instruction card referred to in (1). In order to vote via telephone or the internet, “street name” holders will be required to first enter the 12-digit control number that appears in the corner of their voting instruction card.

(3)
Voting in person at the meeting by obtaining a “legal proxy” from their broker or bank directly or by requesting a legal proxy via the internet. If you have questions regarding how to obtain a “legal proxy” from your broker or bank, please contact D.F. King toll free at 1-800-714-3313.

Individuals who are FIC shareholders of record (i.e., their FIC shares are not held through a broker or bank) can vote by (1) submitting the GOLD PROXY CARD being mailed to them by Improve FIC, or (2) voting their shares in person at the meeting. Record shareholders are not required to obtain a “legal proxy” to vote their shares in person at the meeting.

FIC shareholders who have questions regarding how to vote their shares at the January 16, 2007 adjournment are encouraged to contact Improve FIC at (512) 479-6777.